EXHIBIT (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement of The Chaconia Income & Growth Fund, Inc. on Form N-1A of our report dated February 26, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of Chaconia Income and Growth Fund, Inc., which are also incorporated by reference into this Post-Effective Amendment to the Registration Statement. We also consent to the references to us under the headings “Counsel, Independent Accountants and Service Providers,” “Financial Highlights” and “Independent Accountants” in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 27, 2004